(10.66)     Non-Recourse Assignment and Assumption Agreement between Aero
                 Services International, Inc. and TigerAir, Inc. dated November 8, 1995
                 NON-RECOURSE ASSIGNMENT AND ASSUMPTION WITH CONSENT

      THIS NON-RECOURSE ASSIGNMENT AND ASSUMPTION is made and entered into as of this 8th day of November, 1995, by and between AERO SERVICES INTERNATIONAL, INC., a Louisiana corporation ("Aero"), and TIGERAIR, INC., a Texas corporation ("TigerAir"), and is consented to by EAGLE DIRECTIONS, INC., a Delaware corporation ("Eagle").

                                         W I T N E S S E T H:

      1. Non-Recourse Assignment. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aero does hereby sell, transfer, assign, and deliver to TigerAir, without recourse to Aero, all of Aero's right, title and interest in, to and under (i) that certain sublease, dated as of October 20, 1994, by and between Aero, as sublessee, and Eagle, as sub-lessor (the "Sublease"), and (ii) that certain option agreement, dated as of October 20, 1994, by and between Aero and Eagle (the "Option Agreement"), pursuant to which, among other things, Eagle granted Aero an option to purchase and acquire, from Eagle, Eagle's leasehold interest at the Houston Hobby Airport in Houston, Texas (the "Airport"), together with all of Eagle's rights, title and interest in and to the Operational Assets (as defined in the Option Agreement) used in the fixed based operations previously managed by Eagle, and currently managed by Aero, at the Airport (the "Houston FBO").

      2. Assumption. TigerAir does hereby accept the foregoing sale, transfer and assignment of all Aero's right, title and interest in, to and under the Sublease and the Option Agreement, and hereby assumes and covenants with Aero and Eagle that it will pay, perform and discharge, when lawfully due, each and every obligation of Aero under and with respect to the Sublease and the Option Agreement, and, further, agrees to assume and perform each and every other obligation of Aero with respect to the Houston FBO, including, without limitation, (i) that certain fuel supply contract, dated as of _______________ _____, 1994, by and between Aero and Exxon Company, U.S.A., a division of Exxon Corporation, a New Jersey corporation, (ii) those certain refueler agreements, dated as of _______________ _____, 19____, by and between Aero and AvFuel Corporation, a Michigan corporation, and (iii) the employment of all current employees at the Houston FBO.


      3. Further Assurances. Each of Aero and TigerAir hereby covenants that, from time to time, after delivery of this instrument, at the other's request and without further consideration, such party shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments and other things or writings reasonably requested by the other party in order to evidence and effectuate the consummation of any of the transactions referenced herein.

      4. Consent to Non-Recourse Assignment and Assumption. Eagle hereby consents to (i) the non-recourse assignment by Aero to TigerAir of the Sublease and the Option Agreement and (ii) the assumption thereof by TigerAir.

      5. Release of Aero. Aero hereby represents and warrants to Eagle that there does not now exist a default by Aero under the terms of the sublease. Eagle hereby releases Aero of any and all obligations and duties arising under or with respect to the Sublease and the Option Agreement, effective as of the date hereof.

      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Non-Recourse Assignment and Assumption with Consent as of the date first set forth above.
AERO SERVICES
INTERNATIONAL, INC.

Christopher Cicconi                               By:  Paul R. Slack
Secretary                                         Its:   Assistant Secretary




                                                     TIGERAIR, INC.
Allison L. Blumer                                    By: W. E. Congdon
Assistant Secretary                                  Its:President


EAGLE DIRECTIONS, INC.

                                                      By: William E. Earl
Secretary                                             Its:President